Term sheet
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

Term Sheet to Product supplement no. 4a-I Registration Statement No. 333-199966 Dated December 16, 2015; Rule 433

Structured Investments	$ Auto Callable Contingent Interest Notes Linked to the S&P 500® Index due January 5, 2017

General

•	The notes are designed for investors who seek a Contingent Interest Payment if, (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index or (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to 81% of the Index Strike Level, which we refer to as the Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.

•	The notes will be automatically called if the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Index Strike Level. The earliest date on which an automatic call may be initiated, is March 31, 2016.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Index:	The S&P 500® Index (Bloomberg Ticker: SPX)
Contingent Interest Payments:

If the notes have not been automatically called and (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index on that Review Date or (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $20.00*.

If the closing level of the Index or Ending Index Level, as applicable, on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	An amount that represents 81% of the Index Strike Level
Automatic Call:	If with respect to any Review Date (other than the final Review Date) the closing level of the Index is greater than or equal to the Index Strike Level, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Index Strike Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 19% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.
Trigger Event:	A Trigger Event occurs if the Ending Index Level (i.e., the arithmetic average of the closing levels of the Index on the Ending Averaging Dates) is less than its Trigger Level.
Index Return:	(Ending Index Level – Index Strike Level) Index Strike Level
Index Strike Level:	A level of the Index to be determined by reference to certain intraday levels of the Index on the Pricing Date. The Index Strike Level will not be determined by reference to the closing level of the Index on the Pricing Date. Although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Index Strike Level in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Index Strike Level, that might affect the value of your notes.
Ending Index Level:	The arithmetic average of the closing levels of the Index on the Ending Averaging Dates
Pricing Date:	On or about December 16, 2015
Original Issue Date (Settlement Date):	On or about December 21, 2015
Review Dates†:	March 31, 2016, June 30, 2016, September 30, 2016 and December 30, 2016 (final Review Date)
Ending Averaging Dates†:	December 23, 2016, December 27, 2016, December 28, 2016, December 29, 2016 and the final Review Date
Interest Payment Dates†:	April 5, 2016, July 6, 2016, October 5, 2016 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	January 5, 2017
CUSIP:	48128GGH7

†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $983.40 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $968.40 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

December 16, 2015

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no 1a-I dated November 7, 2014. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-1
Auto Callable Contingent Interest Notes Linked to the S&P 500® Index

What Are the Payments on the Notes, Assuming a Range of Performances for the Index?

If the notes have not been automatically called and (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index or (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $20.00. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $20.00 per $1,000 principal amount note. If (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index or (2) with respect to the final Review Date, the Ending Index Level is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing level of the Index or Ending Index Level, as applicable, is less than the Interest Barrier as a “No-Coupon Date.” The following table assumes a Contingent Interest Payment of $20.00 per $1,000 principal amount note and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$80.00
1 No-Coupon Date	$60.00
2 No-Coupon Dates	$40.00
3 No-Coupon Dates	$20.00
4 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes an Index Strike Level of 2,100 and an Interest Barrier and a Trigger Level of 1,701 (equal to 81% of the hypothetical Index Strike Level) and a Contingent Interest Payment of $20.00. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $20.00 per $1,000 principal amount note. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date			Final Review Date
Closing Level of the Index	Appreciation / Depreciation of the Index at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Ending Index Level	Appreciation / Depreciation of the Index at Final Review Date	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (3)
3,780.00	80.00%	$1,020.00	3,780.00	80.00%	$1,020.00	N/A
3,570.00	70.00%	$1,020.00	3,570.00	70.00%	$1,020.00	N/A
3,360.00	60.00%	$1,020.00	3,360.00	60.00%	$1,020.00	N/A
3,150.00	50.00%	$1,020.00	3,150.00	50.00%	$1,020.00	N/A
2,940.00	40.00%	$1,020.00	2,940.00	40.00%	$1,020.00	N/A
2,730.00	30.00%	$1,020.00	2,730.00	30.00%	$1,020.00	N/A
2,520.00	20.00%	$1,020.00	2,520.00	20.00%	$1,020.00	N/A
2,415.00	15.00%	$1,020.00	2,415.00	15.00%	$1,020.00	N/A
2,310.00	10.00%	$1,020.00	2,310.00	10.00%	$1,020.00	N/A
2,205.00	5.00%	$1,020.00	2,205.00	5.00%	$1,020.00	N/A
2,100.00	0.00%	$1,020.00	2,100.00	0.00%	$1,020.00	N/A
1,995.00	-5.00%	$20.00	1,995.00	-5.00%	$1,020.00	N/A
1,890.00	-10.00%	$20.00	1,890.00	-10.00%	$1,020.00	N/A
1,701.00	-19.00%	$20.00	1,701.00	-19.00%	$1,020.00	N/A
1,700.79	-19.01%	N/A	1,700.79	-19.01%	N/A	$809.90
1,680.00	-20.00%	N/A	1,680.00	-20.00%	N/A	$800.00
1,470.00	-30.00%	N/A	1,470.00	-30.00%	N/A	$700.00
1,260.00	-40.00%	N/A	1,260.00	-40.00%	N/A	$600.00
1,050.00	-50.00%	N/A	1,050.00	-50.00%	N/A	$500.00
840.00	-60.00%	N/A	840.00	-60.00%	N/A	$400.00
630.00	-70.00%	N/A	630.00	-70.00%	N/A	$300.00
420.00	-80.00%	N/A	420.00	-80.00%	N/A	$200.00
210.00	-90.00%	N/A	210.00	-90.00%	N/A	$100.00
0.00	-100.00%	N/A	0.00	-100.00%	N/A	$0.00
(1)	The notes will be automatically called if the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Index Strike Level.

(2)	You will receive a Contingent Interest Payment in connection with a Review Date if (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index or (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Interest Barrier.

(3)	A Trigger Event occurs if the Ending Index Level (i.e., the arithmetic average of the closing levels of the Index on the Ending Averaging Dates) is less than the Trigger Level.

JPMorgan Structured Investments —	TS-2
Auto Callable Contingent Interest Notes Linked to the S&P 500® Index

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The closing level of the Index increases from the Index Strike Level of 2,100 to a closing level of 2,520 on the first Review Date. Because the closing level of the Index on the first Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the closing level of the Index on the first Review Date is greater than the Index Strike Level, the notes are automatically called. Accordingly, the investor receives a payment of $1,020 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $20 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: Contingent Interest Payments are paid in connection with one of the Review Dates preceding the third Review Date, the closing level of the Index is less than the Index Strike Level of 2,100 on each of the Review Dates preceding the third Review Date and the closing level of the Index increases from the Index Strike Level of 2,100 to a closing level of 2,520 on the third Review Date. The investor receives a payment of $20 per $1,000 principal amount note in connection with one of the Review Dates preceding the third Review Date, but the notes are not automatically called on any of the Review Dates preceding the third Review Date because the closing level of the Index is less than the Index Strike Level on each of the Review Dates preceding the third Review Date. Because the closing level of the Index on the third Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date. In addition, because the closing level of the Index on the third Review Date is greater than the Index Strike Level, the notes are automatically called. Accordingly, the investor receives a payment of $1,020 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $20 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,040 per $1,000 principal amount note.

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing level of the Index increases from the Index Strike Level of 2,100 to an Ending Index Level of 2,520 — A Trigger Event has not occurred. The investor receives a payment of $20 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity, a Trigger Event has not occurred and the Ending Index Level is greater than the Interest Barrier, the investor receives at maturity a payment of $1,020 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $20 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,080 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the closing level of the Index decreases from the Index Strike Level of 2,100 to an Ending Index Level of 1,701 — A Trigger Event has not occurred. The investor receives a payment of $20 per $1,000 principal amount note in connection with two of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity, a Trigger Event has not occurred and the Ending Index Level is equal to the Interest Barrier, even though the Ending Index Level is less than the Index Strike Level, the investor receives at maturity a payment of $1,020 per $1,000 principal amount note. This total value reflects a Contingent Interest Payment of $20 per $1,000 principal amount note and repayment of the principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,060 per $1,000 principal amount note.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing level of the Index decreases from the Index Strike Level of 2,100 to an Ending Index Level of 840 — A Trigger Event has occurred. The investor receives a payment of $20 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity, a Trigger Event has occurred and the Ending Index Level is less than the Interest Barrier, the investor receives at maturity of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total value of the payments on the notes over the term of the notes is $460 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the closing level of the Index decreases from the Index Strike Level of 2,100 to a Ending Index Level of 630 — A Trigger Event has occurred. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Ending Index Level is less than the Interest Barrier, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the

JPMorgan Structured Investments —	TS-3
Auto Callable Contingent Interest Notes Linked to the S&P 500® Index

secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-4
Auto Callable Contingent Interest Notes Linked to the S&P 500® Index

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $20.00* per $1,000 principal amount note. If the notes have not been automatically called and (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index or (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index or (2) with respect to the final Review Date, the Ending Index Level is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

*The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $20.00 per $1,000 principal amount note.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Index Strike Level, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.

•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 19% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

•	RETURN LINKED TO THE S&P 500® INDEX — The return on the notes is linked to the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income).  Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the notes.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMorgan Structured Investments —	TS-5
Auto Callable Contingent Interest Notes Linked to the S&P 500® Index

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities included in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Index Level is less than the Index Strike Level. Accordingly, under these circumstances, you will lose more than 19% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Index. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been automatically called, we will make a Contingent Interest Payment if (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index or (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Interest Barrier. If (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index or (2) with respect to the final Review Date, the Ending Index Level is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if (1) with respect to any Review Date (other than the final Review Date), the closing level of the Index or (2) with respect to the final Review Date, the Ending Index Level is less than the Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date. Costs associated with selling, structuring and hedging the notes will not be rebated to you if the notes are automatically called.

•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION OF THE INDEX — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of the Index, which may be significant. You will not participate in any appreciation of the Index. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Index during the term of the notes.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

In addition, we are currently one of the companies that make up the Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Index and the notes.

Furthermore, although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Index Strike Level in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Index Strike Level, that might affect the value of your notes.

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•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Ending Index Level is less than the Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the closing level of the Index. Under these circumstances, you will lose more than 19% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

•	any actual or potential change in our creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	secondary market credit spreads for structured debt issuances;

•	the actual and expected volatility of the Index;

•	the time to maturity of the notes;

•	whether the closing level of the Index or Ending Index Level, as applicable, has been, or is expected to be, less than the Interest Barrier on any Review Date and whether a Trigger Event is expected to occur;

•	the likelihood of an automatic call being triggered;

•	the dividend rates on the equity securities included in the Index;

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•	interest and yield rates in the market generally; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Payment.

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Historical Information Regarding the Index

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 8, 2010 through December 11, 2015. The closing level of the Index on December 15, 2015 was 2,043.41. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date, any Ending Averaging Date or any Review Date, including the final Review Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount at maturity.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates

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expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P 500® Index” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

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